                                                                   Exhibit 99.10




Contacts:   Duane Kimble                         Ken DiPaola or Joel Pomerantz
            Baldwin Piano                        The Dilenschneider Group
            (513) 754-4647                       (212) 922-0900



                     BALDWIN REPORTS 2000 FINANCIAL RESULTS


       MASON, OHIO, March 14, 2001 -- Baldwin Piano & Organ Company (NASDAQ:BPAO) today reported results of operations for the fourth quarter and 12 months ended December 31, 2000.

       For the fourth quarter, Baldwin's music business reported a net loss from continuing operations of $4,020,000, or $1.16 per share, on sales of $20.1 million. Last year, the company reported a fourth-quarter net loss from continuing operations of $2,356,000, or 68 cents per share, on sales of $25.6 million.

       For all of 2000, net sales for Baldwin's music business rose 8 .6 percent to $86,134,000, up from $79,315,000 for 1999. For the full year, Baldwin's net loss from continuing operations was $8,478,000, or $2.45 per share, compared with a loss of $8,311,000, or $2.41 per share, for 1999. Results for 2000 include a gain of 20 cents per share on the sale of the company's warehouse facility in Fayetteville, Arkansas, versus a net gain last year of $1.04 per share attributed primarily to the sale of Baldwin's facility in Juarez, Mexico. Operating performance was also negatively impacted by LIFO inventory adjustments of 22 cents per share in 2000, versus last year's 8 cents per share.

DISCONTINUED OPERATIONS

       The company reported a fourth-quarter 2000 loss from discontinued operations of $3,221,000, or 93 cents per share, resulting primarily from the sale of its Contract Electronics Division. A year earlier, Baldwin reported a fourth-quarter loss from

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discontinued operations of $562,000, or 16 cents per share, representing a loss of 27 cents per share on Contract Electronics, offset by a profit of 11 cents per share on the discontinued operations of its Retail Financing units.

       For the year ended December 31, 2000, Baldwin reported net losses from the discontinued operations of $1,839,000, or 53 cents per share, compared with year-ago net earnings from discontinued operations of $568,000, or 17 cents per share.

       Baldwin's total reported fourth quarter loss was $7,241,000, or $2.09 per share, versus a year-earlier loss of $2,918,000, or 84 cents per share. Total net losses for all of 2000 amounted to $10,317,000, or $2.98 per share, compared with a loss of $7,743,000, or $2.24 per share, for 1999.

       Karen L. Hendricks, chairman and chief executive officer of Baldwin, said, "Our company continued its journey back to long-term financial health in year 2000. It was, at times, an uneven path, but the direction was one of overall progress."

       Ms. Hendricks added, "Our multiyear plan for restoring and enhancing profitability has been based on narrowing Baldwin's focus, streamlining the manufacturing process, consolidating operations, selective outsourcing and bringing innovative new products to market. Progress was made on all of these fronts in 2000, culminating in this January's sale of Contract Electronics and the announced closing of our underutilized woodworking facility in Greenwood, Mississippi.

       "Baldwin's four-year strategic plan for improving manufacturing efficiency should run its course in 2001. With the shutdown of Greenwood, fixed costs will come down dramatically, reducing Baldwin's profit dependence on plant throughput. Our operational focus in 2001 will be on ensuring a smooth transition to outsourcing suppliers and runout of materials at Greenwood. These changes, combined with the kind of strong product

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line-up that has been our valued signature for over a century, are the keys to
Baldwin's future success."

       Baldwin Piano & Organ Company, the maker of America's best selling pianos, has marketed keyboard musical products for over 139 years.

                                      # # #

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:
       This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competitive products and pricing, product demand and market acceptance, reliance on key strategic alliances, fluctuations in operating results and other risks detailed from time to time in the company's filings with the Securities and Exchange Commission.

                 BALDWIN PIANO & ORGAN COMPANY AND SUBSIDIARIES
                        CONSOLIDATED SUMMARY OF EARNINGS
                    (in thousands, except earnings per share)


                                                                                Unaudited
                                                            ---------------------------------------------------
                                                                             Three Months Ended
                                                                                December 31,
                                                            ---------------------------------------------------
                                                                  2000               1999             1998
                                                            -----------------  ----------------- --------------
Net sales                                                        $ 20,055          $ 25,583        $ 25,109
Cost of goods sold                                                 19,719            26,293          20,535
                                                                 --------          --------        --------
  Gross profit (loss)                                                 336              (710)          4,574
Other operating income, net                                           160               568             573
Selling, general and administrative                                (5,511)           (4,627)         (6,288)
Interest expense                                                     (993)             (323)           (455)
                                                                 --------          --------        --------
  Earnings (loss) before income taxes                              (6,008)           (5,092)         (1,596)
Income taxes                                                       (1,988)           (2,736)           (710)
                                                                 --------          --------        --------
  Net earnings (loss) from continuing operations                   (4,020)           (2,356)           (886)
Discontinued operations:
  Income from operations of Retail Financing,
  net of annual income tax of $537 in 2000, $1,108 in 1999
   and $1,989 in 1998                                                   0               368           1,661
  Loss from operations of Contract Electronics,
  net of annual tax benefit of ($1,492) in 2000,
   ($791) in 1999 and ($328) in 1998                               (3,221)             (930)           (672)
                                                                 --------          --------        --------
Net earnings (loss)                                              $ (7,241)         $ (2,918)       $    103
                                                                 ========          ========        ========

Earning (loss) per share
  Basic
    Earnings (loss) from continuing operations                   $  (1.16)         $  (0.68)       $  (0.26)
    Earnings (loss) from discontinued operations                 $  (0.93)         $  (0.16)           0.29
                                                                 --------          --------        --------
    Net earnings (loss)                                          $  (2.09)         $  (0.84)       $   0.03
                                                                 ========          ========        ========

  Diluted
    Earnings (loss) from continuing operations                   $  (1.16)         $  (0.68)       $  (0.26)
    Earnings (loss) from discontinued operations                    (0.93)            (0.16)           0.29
                                                                 --------          --------        --------
    Net earnings (loss)                                          $  (2.09)         $  (0.84)       $   0.03
                                                                 ========          ========        ========


Average number of shares outstanding                                3,463             3,455           3,450
                                                                 ========          ========        ========
Diluted number of shares outstanding                                3,463             3,455           3,490
                                                                 ========          ========        ========



                                                                        Derived from audited statements
                                                                              Twelve Months Ended
                                                                                  December 31,
                                                            -------------------------------------------------
                                                                 2000            1999             1998
                                                            ---------------  --------------  ----------------
Net sales                                                      $ 86,134        $ 79,315         $ 91,567
Cost of goods sold                                               76,819          76,895           73,345
                                                               --------        --------         --------
  Gross profit (loss)                                             9,315           2,420           18,222
Other operating income, net                                       1,744           6,932            1,402
Selling, general and administrative                             (21,086)        (21,494)         (22,239)
Interest expense                                                 (3,075)         (2,599)          (1,085)
                                                               --------        --------         --------
  Earnings (loss) before income taxes                           (13,102)        (14,741)          (3,700)
Income taxes                                                     (4,624)         (6,430)          (1,511)
                                                               --------        --------         --------
  Net earnings (loss) from continuing operations                 (8,478)         (8,311)          (2,189)
Discontinued operations:
  Income from operations of Retail Financing,
  net of annual income tax of $537 in 2000, $1,108 in 1999
   and $1,989 in 1998                                               875           1,858            3,462
  Loss from operations of Contract Electronics,
  net of annual tax benefit of ($1,492) in 2000,
   ($791) in 1999 and ($328) in 1998                             (2,714)         (1,290)            (536)
                                                               --------        --------         --------
Net earnings (loss)                                            $(10,317)       $ (7,743)        $    737
                                                               ========        ========         ========

Earning (loss) per share
  Basic
    Earnings (loss) from continuing operations                 $  (2.45)       $  (2.41)        $  (0.63)
    Earnings (loss) from discontinued operations                  (0.53)           0.17             0.84
                                                               --------        --------         --------
    Net earnings (loss)                                        $  (2.98)       $  (2.24)        $   0.21
                                                               ========        ========         ========

  Diluted
    Earnings (loss) from continuing operations                 $  (2.45)       $  (2.41)        $  (0.63)
    Earnings (loss) from discontinued operations                  (0.53)           0.17             0.84
                                                               --------        --------         --------
    Net earnings (loss)                                        $  (2.98)       $  (2.24)        $   0.21
                                                               ========        ========         ========



Average number of shares outstanding                              3,463           3,455            3,450
                                                               ========        ========         ========
Diluted number of shares outstanding                              3,463           3,455            3,490
                                                               ========        ========         ========








                       CONSOLIDATED SUMMARY BALANCE SHEETS
                                 (in thousands)



                                                         Derived from audited statements
                                                         -------------------------------
                                                                  December 31,
                                                         -------------------------------
                                                              2000          1999
                                                         ------------   ----------------
Assets
  Receivables, net                                         $  9,375        $  6,480
  Inventories                                                43,567          27,587
  Other current assets                                       19,866          19,891
  Net assets of discontinued operations                       8,700          33,924
                                                           --------        --------
    Total current assets                                     81,508          87,882
  Property, plant and equipment, net                         17,525          18,223
  Other assets                                                8,704          14,909
                                                           --------        --------
    Total assets                                           $107,737        $121,014
                                                           ========        ========

Liabilities and Shareholders' Equity
  Current portion of long-term debt                        $  4,416        $ 12,765
  Other liabilities                                          21,644          19,868
                                                           --------        --------
    Total current liabilities                                26,060          32,633
  Long-term debt, less current portion                       36,383          32,582
  Other liabilities                                           1,975           2,111
  Shareholders' equity                                       43,319          53,688
                                                           --------        --------
    Total liabilities and shareholders' equity             $107,737        $121,014
                                                           ========        ========